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                                                       EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


THE BOARD OF DIRECTORS
THE ST. PAUL COMPANIES, INC.
PLATINUM UNDERWRITERS HOLDINGS, LTD.
PLATINUM UNDERWRITERS FINANCE, INC.:


     We consent to the inclusion in Amendment No. 2 to the Registration Statement on Form S-1 of Platinum Underwriters Holdings, Ltd. and
Platinum Underwriters Finance, Inc. and the related prospectus of our report dated April 23, 2002 with respect to the combined statements of identifiable underwriting assets and liabilities of The St. Paul
Companies Inc. Reinsurance Underwriting Segment (Predecessor) as of
December 31, 2001, 2000 and 1999 and the related combined statements of underwriting results and identifiable underwriting cash flows for each of the years in the three-year period ended December 31, 2001, and related combined financial statement schedules III through V, and of our report dated August 29, 2002 (except as to Notes 3 and 5, which are as of September 16, 2002) with respect to the consolidated balance sheet of Platinum Underwriters Holdings, Ltd. as of June 30, 2002, which reports appear in the Registration Statement on Form S-1 and to the reference to our firm under the heading "Experts" in the prospectus of Platinum Underwriters Holdings, Ltd. and Platinum Underwriters Finance, Inc. The audit report covering Predecessor's December 31, 2001, 2000 and 1999 combined statements contains an explanatory paragraph that states that the combined statements are not intended to be a complete presentation of Predecessor's or St. Paul's financial position, results of operations or cash flows.


Minneapolis, Minnesota
October 7, 2002

                                       /s/ KPMG LLP